EXHIBIT 99.1

ENERGYSOUTH, INC.
P. O. Box 2607
Mobile, AL 36652

Date: January 30, 2004	Contact: Charles P. Huffman

Release: Immediately	Phone: 251-476-2720

EnergySouth, Inc. reports fiscal 2004 first quarter earnings and announces declaration of dividend

The Board of Directors of EnergySouth, Inc., at a meeting held January 30, 2004, declared a quarterly dividend on the outstanding Common Stock of $0.285 per share, to be paid April 1, 2004 to holders of record as of March 15, 2004.

Net income for EnergySouth, Inc. for the quarter ended December 31, 2003 was $4,068,000, or $0.78 per share, as compared to net income for the quarter ended December 31, 2002 of $3,374,000, or $0.66 per share. The increase in earnings of $0.12 per share is attributed to improved results from the natural gas distribution operations at EnergySouth’s Mobile Gas subsidiary and continued growth in the storage operations of the Company’s Bay Gas subsidiary.

Earnings from Mobile Gas’ distribution business increased approximately $0.08 per share for the quarter ended December 31, 2003 when compared to the same prior year period due primarily to an increase in margins, defined as revenue less cost of gas and related gross receipts taxes. Margins for the current year fiscal quarter reflect the impact of rate adjustments under the Rate Stabilization and Equalization ratemaking methodology. Margins were also positively impacted by an increase in temperature sensitive customers’ gas consumption during the current year quarter as compared to unusually low usages experienced in the first quarter of fiscal 2003. The increases in margins were partially offset by a 2.8% increase in operating and maintenance expenses and an increase in depreciation expense due to additional plant placed in service.

Bay Gas’ earnings increased $0.04 per share for the quarter ended December 31, 2003. The 29% increase in earnings was due primarily to additional storage revenues associated with the commencement of operations of a second storage cavern in April 2003 and a new storage agreement which was entered into during the first quarter of fiscal 2004. Increased revenues were partially offset by an increase in operating expenses due to the expansion of Bay Gas’ operations and the non-recurrence of revenues recognized in the previous year quarter in connection with an option agreement which expired in May 2003.

EnergySouth, Inc. is the holding company for a family of energy businesses. Mobile Gas purchases, sells, and transports natural gas to approximately 100,000 residential, commercial, and industrial customers in Mobile, Alabama and surrounding areas. The company also provides merchandise sales, service, and financing. MGS Storage Services is the general partner of Bay Gas Storage Company, a limited partnership that provides underground storage and delivery of natural gas for Mobile Gas and other customers. EnergySouth Services engages in contract and consulting work for other utilities and industrial customers. Southern Gas Transmission is engaged in the intrastate transportation of natural gas.

ENERGYSOUTH, INC.
FINANCIAL RESULTS
(in thousands, except per share data)

Three months ended December 31,	2003	2002

Operating Revenues	$32,716	$25,713
Operating Expenses	$23,979	$18,589
Net Income	$4,068	$3,374
Basic Earnings Per Common Share	$0.79	$0.67
Diluted Earnings Per Common Share	$0.78	$0.66

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